Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin Lifts Force Majeure for Product Shipments from St. Gabriel, Louisiana; Declares Force Majeure for Caustic Soda Shipments from the SunBelt Chlor Alkali Partnership

CLAYTON, MO, September 17, 2008 – Olin Corporation (NYSE: OLN) announced today that it is lifting the force majeure declared on September 10, 2008 for product shipments from the St. Gabriel, Louisiana facility.  Olin expects to resume normal deliveries of caustic soda, chlorine and hydrogen from that facility immediately.

Olin also announced today that it has declared a force majeure for caustic soda shipments from the SunBelt Chlor Alkali Partnership (“SunBelt”) plant located in McIntosh, Alabama until further notice.  The force majeure was declared primarily due to the continuing effects of Hurricanes Gustav and Ike which caused SunBelt to temporarily shut down because it has no orders for chlorine due to a force majeure declaration by Oxy Vinyls, LP, SunBelt’s sole chlorine customer, and caused Union Pacific Railroad to declare an embargo on chlorine shipments to all areas between Dayton, Texas and Brownsville, Texas.  The impacted Oxy Vinyls, LP facility is located in La Porte, TX, which is within the area for which Union Pacific Railroad declared an embargo.  Olin will strive to service the SunBelt caustic soda customers from its other facilities.

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, sodium chlorate, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about our operations and  the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties, including future demand for chlorine and caustic soda, and the timing of resolution of various issues with our facilities.

We have used the words "anticipate," "expect," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

You should consider these forward-looking statements in light of risk factors discussed above and those in our annual report on Form 10-K for the year ended December 31, 2007, and subsequent periodic filings made with the Securities and Exchange Commission.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

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